Exhibit 10.6

USE AND SERVICES LICENSE AGREEMENT

THIS USE AND SERVICES LICENSE AGREEMENT (this “Agreement”), dated March 31, 2005, is made by and between BRIDGE TRADING COMPANY, a Delaware corporation, having an office at 788 Office Parkway, Creve Coeur, Missouri (“Bridge”) and REUTERS AMERICA LLC, a Delaware limited liability company (“Reuters”), having an office at 3 Times Square, The Reuters Building, New York, New York.

A. Reuters owns a building located at 788 Office Parkway, Creve Coeur, Missouri (the “Premises”).

B. Bridge currently occupies approximately 13,787 square feet at the Premises, including primary use of the trading floor located thereon, more particularly described on Exhibit A attached hereto (the “Occupied Space”) pursuant to a verbal agreement with Reuters.

C. The parties wish to memorialize their agreement with respect to the Occupied Space in writing.

Now, therefore, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bridge and Reuters hereby agree as follows:

1.	Occupancy of Office Space. In exchange for a monthly license fee in the amount of $29,583 (the “License Fee”), Reuters shall continue to grant Bridge a license to use and occupy the Occupied Space during the Term (as defined below). The License Fee includes the cost of all utilities and other building services, except as provided below. Bridge shall pay Reuters the License Fee in advance, on the first day of each calendar month during the Term, at the office of Reuters set forth above or such other place as Reuters may designate, without any setoffs or deductions whatsoever. If the Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of the License Fee for such month or months shall be prorated, based on the number of days in such month. Upon execution and delivery of this Agreement, Bridge shall pay the first month’s payment of the License Fee in accordance with the terms of this Section 1. Any amounts payable hereunder which are not paid when due shall bear interest at the rate of 10% per annum from the date due until the date paid.

2.	Use of Office Space:

a.	The Occupied Space may only be used for general office purposes and for all uses associated with Bridge’s current business activities at the Occupied Space including, without limitation, trading, and all uses ancillary thereto. Bridge shall not perform any work or undertake any activity in the Occupied Space that may interfere or disturb the use or occupancy of the Premises by Reuters, or any other occupants of the Premises, for their respective business purposes.

b.	Bridge shall not use any of Reuters’ property, supplies or materials including, without limitation, IT-related equipment, office equipment, furniture or phones, except that Bridge shall (i) be permitted to continue to use all such office equipment, phones and furniture belonging to Reuters that Bridge currently uses at the Occupied Space, for the remainder of the Term, and (ii) be entitled to reasonable use of the pantry, if any, within the Premises. Further, the parties acknowledge that the Occupied Space shall not be separately demised and, therefore, each party has access to the other’s premises. Notwithstanding the foregoing, Reuters and Bridge each agree that it shall not use, review, accept or otherwise avail itself in any way of the other’s property including, but not limited to, materials, products or information (the “Confidential Information”) and shall (x) instruct its respective employees, agents, contractors, representatives and any other persons entering the Premises of such restriction and require such employees, agents, contractors and representatives to abide by such restriction and (y) immediately return all originals and any copies of any Confidential Information obtained by the other party in violation of this Section 2(b). Any material violation of this Section 2(b) by Bridge may be deemed a material breach of this Agreement by Bridge pursuant to which Reuters may immediately terminate this Agreement by written notice to Bridge, which termination shall be effective five (5) days following receipt of such notice.

3.	Term. The term of this Agreement (the “Term”) shall commence on the date hereof and continue until December 31, 2005, unless earlier terminated in accordance with Section 2(b) or Section 8 of this Agreement. Notwithstanding the foregoing, Bridge shall have the right to terminate this Agreement at any time during the Term upon sixty (60) days prior written notice to Reuters. Upon the expiration or termination of this Agreement, Bridge shall quit and surrender to Reuters the Occupied Space in the same condition existing on the date hereof (subject to reasonable wear and tear), and Bridge shall remove all of its property located in the Occupied Space, if any, provided, that upon such termination or expiration, Bridge shall have no right to the property of Reuters referenced in Section 2(b)(i) including, without limitation, Reuters’ IT-related equipment, office equipment, phones and office furniture. Nothing herein contained shall be deemed to permit Bridge to retain possession of the Occupied Space after Term.

4.	Condition of the Occupied Space: Bridge represents that it has made a thorough inspection of the Occupied Space and agrees to take the same in its condition “as is” as of the date hereof and Reuters shall have no obligation to alter, improve or decorate the Occupied Space for Bridge’s use and occupancy. Bridge shall not make or cause to be made any alterations, installations, improvements, additions or other physical changes in or about the Occupied Space without Reuters’ prior consent, which consent may be withheld in Reuters’ sole discretion.

5.

Telephone Service. Bridge will be responsible for the actual cost of its usage of local and long distance telephone service. Reuters will invoice these costs to Bridge monthly, or the costs may be billed directly to Bridge from the service provider as agreed by the parties in the Transition Services Agreement between Bridge, Reuters and Instinet Group Incorporated, dated as of [ ], 2005.

6.	Access. Reuters and Reuters’ agents shall have the right, throughout the Term, to enter any portion of the Occupied Space upon prior notice to Bridge to examine the same, and to make such repairs, alterations, improvements or additions as Reuters may deem reasonably necessary, provided, that Reuters shall use commercially reasonable efforts to minimize any interference with Bridge’s operations at the Occupied Space.

7.	Insurance. Bridge, at Bridge’s sole cost and expense, shall obtain and maintain in full force and effect during the Term general liability insurance reasonably acceptable to Reuters, naming Reuters as an additional insured. As a condition to the exercise of this Agreement, Bridge shall furnish Reuters with a certificate evidencing that Bridge has obtained and maintains in full force and effect the foregoing coverage.

8.	Default. In addition to any and all other rights or remedies provided in this Agreement or which Reuters may have at law, in equity, or otherwise, if Bridge shall fail to comply with any of its obligations under this Agreement and such non-compliance continues for more than 10 days after notice by Reuters to Bridge of such non-compliance, or if such non-compliance is of such a nature that it can be remedied but cannot be completely remedied within 10 days, Bridge fails to commence to remedy such non-compliance within 10 days after such notice; or, with respect to any such non-compliance, Bridge, having commenced such remedy within 10 days after such notice, fails to diligently prosecute to completion all steps necessary to remedy such non-compliance within an additional 10 days, then Reuters shall have the right to terminate this Agreement upon notice to Bridge, and five (5) days following receipt of such notice, this Agreement shall terminate, and Bridge shall immediately quit and surrender the Occupied Space as required hereby.

9.	No Liability: Reuters shall have no liability or responsibility to Bridge, and Bridge shall have no claim against Reuters, for any damage or loss incurred by Bridge with respect to property located in the Occupied Space, except as a result of the gross negligence or willful misconduct of Reuters.

10.	Hold Harmless. Bridge agrees to indemnify Reuters against, and hold Reuters harmless from, any loss, cost, expense, claims or demands (including reasonable attorneys’ fees) arising (i) by virtue of any accident, damage or injury to persons or property which may be in or upon, or be placed in or upon, the Occupied Space, (ii) by reason of occupation of the Occupied Space by Bridge’s employees, invitees and agents, except for damage caused by the gross negligence and willful misconduct of Reuters, or (iii) by reason of Bridge’s breach of any of the terms or conditions of this Agreement, excluding, however, any such loss, cost, expense, claims or demands arising as a result of Reuters’ gross negligence or willful misconduct. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

11.	Notices. All notices in connection with this Agreement shall be in writing, shall be effective upon receipt and shall be sent by hand, facsimile, air courier or sent by certified mail, return receipt requested, postage prepaid. Notices to Reuters shall be delivered to Reuters America LLC, 3 Times Square, New York, New York, Attention: General Counsel (fax: 646-223-4226), and a copy delivered to Reuters America LLC, 3 Times Square, New York, New York 10036, Attn: Glenn Elliott (fax: 646-223-4573). Notices to Bridge shall be delivered to Instinet Group Incorporated, 3 Times Square, New York, New York 10036, Attn: Paul A. Merolla (fax: 212-593-8040), with a copy delivered to Instinet Group, Attn: Real Estate Dept., Ed Poppe, PO Box 896, New York, NY 10036, and a copy delivered to Cleary Gottlieb Steen & Hamilton, 1 Liberty Plaza, New York, New York, 10006, Attn: Yvette Teofan (fax: 212-225-3999). Either party may change its notice address upon notice to the other party in accordance with the provisions of this Section 11.

12.	Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter contained herein.

13.	Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute one instrument.

14.	Assignment. This Agreement may not be assigned, transferred or otherwise encumbered by Bridge without the prior written consent of Reuters, nor shall Bridge permit or suffer any other person or entity to use or occupy any portion of the Occupied Space; provided, however, that Bridge shall have the right to assign this Agreement to an affiliate without the consent of Reuters (and the parties agree to promptly amend this Agreement to reflect any such assignment).

15.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

16.	Amendments. This Agreement may be amended or supplemented only by a written instrument duly executed by all of the parties hereto.

17.	License: This Agreement does not and shall not be deemed to constitute a lease or a conveyance of the Occupied Space by Reuters to Bridge or to confer upon Bridge any right, title, estate or interest in the Occupied Space, except for such rights granted to Bridge pursuant to this Agreement. Notwithstanding the fact that this Agreement is a license and not a lease, it shall not be terminable by Reuters prior to December 31, 2005, except as specifically provided in Section 2(b) and Section 8 of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

By:	/s/ Jeffrey D. Kuntze	By:	/s/ Glenn J. Elliot
	Name: Jeffrey D. Kuntze		Name: Glenn J. Elliot
	Title: SVP - CFO		Title: Senior Vice President

OCCUPIED SPACE- Exhibit A